Smart Balance Announces Reorganization

New Corporate Name Boulder Brands, Inc.

Corporate Headquarters Will Move To Boulder, Colorado

Paramus, N.J. (October 2, 2012) – Smart Balance, Inc. (NasdaqGM: SMBL) today announced plans to evolve its organizational structure to establish two business segments, move its corporate headquarters to Boulder, CO, and change its name to Boulder Brands, Inc.

With the recent acquisition of Udi’s, the Company has determined that it will establish two reportable operating segments, Smart Balance and Natural, which will formalize the way the company plans to operate its business, commencing with the third quarter of 2012, and will provide greater clarity on the new strategic focus of the Company. The Smart Balance segment will consist of its branded products in spreads, butter, grocery, and milk and will be led by John Becker, promoted to Executive Vice President of Smart Balance. The Natural Brands segment will be comprised of the Earth Balance, Glutino and Udi’s branded products, and will be led by TJ McIntyre, promoted to Executive Vice President of Natural Brands. Beginning with its third quarter earnings release, the Company plans to report by its new segment structure.

Under the new structure the Company will eliminate the role of President and Chief Operating Officer, further stream-lining the management team. Terry Schulke, who has served as the Company’s President and Chief Operating Officer, will be leaving Smart Balance to pursue other opportunities.

John Becker has been with Smart Balance since January of 2011 as Senior Vice President and General Manager for the Smart Balance Brand. Prior to joining Smart Balance, Mr. Becker was Vice President of Marketing for the Breyers Yogurt Company from 2007 through 2010 and held various marketing positions with Nestle from 1998 to 2007.

TJ McIntyre has been with Smart Balance since 2009 and has served in a variety of roles, including Senior Vice President and General Manager of Glutino and Vice President and General Manager of Earth Balance. Prior to joining Smart Balance, Mr. McIntyre served as Brand Manager of Silk at White Wave Foods Company, leading up to the acquisition by Dean Foods. From 2005 through 2009, he pursued entrepreneurial endeavors in specialty tea and coffee, including co-founding Pekoe Sip House, a regional tea/coffee chain in Boulder, CO.

In 2013, the Company plans to move its primary corporate offices to Boulder, CO, and change its name to Boulder Brands, Inc., which better reflects its recent transformation to a company with multiple brands and a greater presence in natural foods.

Commenting on the organizational change, Steve Hughes stated, “The establishment of two business segments and the relocation of our corporate headquarters to Boulder, CO — the Silicon Valley of natural foods— is consistent with our long-term view of the Company and will allow us to plan and execute on our strategy more effectively. Our mission is to become the leading health and wellness company building out and acquiring natural brands. In addition, Udi's, Glutino, and Earth Balance, combined, are expected to represent approximately 50% of revenue in 2013, making us the #4 marketer of natural brands. The decision to change our corporate name to Boulder Brands, Inc. completes our evolution, from when Jim Lewis and I founded the company as Boulder Specialty Brands in 2005.”

1

Remarking further on the appointments of John Becker and TJ McIntyre to Executive Vice President of Smart Balance and Natural Brands, respectively, Mr. Hughes stated, “John and TJ, who will report directly to me, are two proven executives who will bring leadership and innovation to their business segments. John led our development and launch into Better Butter and will, in the near term, maintain focus to hold the line on profits in our core spreads and grocery until broader economic conditions improve and we can move Smart Balance back into a growth platform. TJ contributed tremendously to the growth in Earth Balance, the recent acceleration in Glutino’s growth and the integration of Udi’s. These two executives give me great confidence in our Company’s growth prospects in 2013 and beyond.”

Regarding Terry Schulke, Mr. Hughes stated, “I want to thank Terry for his many contributions. Without his tireless and inspired leadership we would not have been positioned to make the Glutino and Udi's acquisitions. As it became clear that the best structure for the Company would comprise two business segments based in Boulder, CO, Terry decided that he would prefer to pursue an opportunity that might enable him to run his own company. I believe Terry will be very successful in any venture he pursues and wish him only the best. The Board of Directors and I deeply appreciate his many contributions over the past five years as we evolved from a single-brand, single-category model to a comprehensive, natural brands-based, balanced portfolio.”

About Smart Balance, Inc.
Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting, solution-driven products in every category it enters.  The company’s health and wellness platform consists of brands that target specific consumer needs:  Glutino and Udi’s for gluten-free diets; Earth Balance for plant-based diets; Smart Balance for heart healthier diets; and Bestlife for weight management.  For more information about Smart Balance, Inc., please visit www.smartbalance.com.

Contact:

Carole Buyers, CFA

Senior Vice President, Investor Relations & Business Development

Smart Balance, Inc.

cbuyers@smartbalance.com

303-652-0521 x152

2